Certificate of Incorporation
BEVERAGE PACKAGING HOLDINGS
6527532
NZBN: 9429046436917

This is to certify that BEVERAGE PACKAGING HOLDINGS I LIMITED was incorporated under the
Companies Act 1993 on the 31st day of October 2017
and changed its name to BEVERAGE PACKAGING HOLDINGS I on the 31st day of January 2020.